Exhibit 10.17
RELEASE AGREEMENT
This Release Agreement (this “Agreement”) is entered into by and between Diebold Nixdorf, Incorporated (the “Company”) located at 350 Orchard Ave NE, North Canton OH 44720 and James Barna (“Executive”).
WITNESSETH:
WHEREAS, the Company and Executive entered into a Separation Agreement and Release (“Separation Agreement”) on or about July 24, 2024;
WHEREAS, pursuant to the Separation Agreement, effective on December 31, 2024, (the “Separation Date”), Executive was separated from his employment with the Company; and
WHEREAS, the Company and Executive set forth in the Separation Agreement certain payments and benefits that Executive will be entitled to receive from the Company in connection with the cessation of his employment with the Company; and
WHEREAS, the parties understood that a Second Release was required to be signed to fully release any and all claims which Executive had or may have relating to his employment and/or separation from employment with the Company between the signing of Separation Agreement and the Separation Date the Company;
NOW, THEREFORE, in consideration of the promises and agreements contained in the Separation Agreement, the premises herein, and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, and intending to be legally bound, the Company and Executive hereby agree as follows:
1.Separation. Effective on the Separation Date, Executive’s employment with the Company, its subsidiaries and related or affiliated companies, shall terminate.
2.Separation from Service. For purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), Executive shall incur a separation of service, within the meaning of Section 409A of the Code (a “Separation from Service”), on the Separation Date.
3.Compensation and Benefits. In consideration of the promises made by Executive in this Agreement and subject to the conditions of this Agreement and the Separation Agreement, including that Executive is not in material breach of any of the terms of this Agreement or the Separation Agreement, the Company shall pay the amounts and provide the benefits set forth in Section 3 of the Separation Agreement.
4.Post-employment obligations. Executive hereby reaffirms his post-employment obligations including his non-competition obligations set forth in Section 4 of the Separation Agreement, his non-solicitation obligations set forth in Section 5 of the Separation Agreement and his confidentiality obligations set forth in Section 6 of the Separation Agreement.
5.Release by Executive.
a.Executive, for himself and his dependents, successors, assigns, heirs, executors and administrators (and his and their legal representatives of every kind), hereby releases, dismisses, and forever discharges the Company, its predecessors, successors, assigns, acquirers, parents, direct and indirect subsidiaries, affiliates, and all such entities’ officers, directors, agents, representatives, partners, shareholders, insurers, attorneys, and employees (both current and former) (all released entities are collectively referred to as the “Released Parties”) from, and agrees to indemnify each of the Released Parties against, any and all arbitrations, claims (including claims for attorney’s fees), demands, damages, suits, proceedings, actions and/or causes of action of any kind and every description (collectively, “Claims”), whether known or unknown, which Executive now has or may have had for, upon, or by reason of any cause whatsoever, including but not limited to:
(i)any and all Claims, directly or indirectly, arising out of or relating to: (A) Executive’s employment with the Company; and (B) Executive’s separation from employment as the Company’s Executive Vice President Chief Financial Officer and any other position described in Section 1 of this Agreement;
(ii)any and all claims of discrimination, including but not limited to claims of discrimination on the basis of sex, race, age, national origin, marital status, religion, sexual orientation, veteran status or disability arising under any federal, state, or local statute, ordinance, order or law, including, specifically, but without limiting the generality of the foregoing, any claims under the Age Discrimination in Employment Act, as amended (the “ADEA”), Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, and Ohio Revised Code Chapter 4112;
(iii)any and all claims of wrongful or unjust discharge or breach of any contract or promise, express or implied;
(iv)any and all claims under or relating to any and all employee compensation, employee benefit, equity plans, employee severance or employee incentive bonus plans and arrangements; provided that he shall remain entitled to the amounts and benefits specified in Section 3 above; and
(v)any and all claims under any employment or severance agreement, including any agreement that may provide for benefits upon a change in control.
b.Limitations on scope of the release in Section 5(a):
(i)The foregoing release does not waive rights or claims that may arise after the date this Agreement is executed or that cannot be waived as a matter of law. The foregoing release does not waive any rights to vested benefits under any of the Retirement Plans and the Diebold Incorporated Retirement Plan for Salaried Employees, and does not waive any breach or violation of this Agreement by the Company.
(ii)Nothing in any part of this Agreement is intended to, or shall, interfere with Executive’s right to file or otherwise participate in a charge, investigation, or proceeding conducted by the Equal Employment Opportunity Commission or other federal, state, or local government agency. Executive shall not, however, be entitled to any relief, recovery, or monies in connection with any such matter brought against any of the Released Parties, regardless of who filed or initiated any such charge, investigation, or proceeding. Executive agrees that Executive will neither seek nor accept, from any source whatsoever, any further benefit, payment, or other consideration relating to any rights or claims that have been released in this Agreement. The prohibitions against further recovery in this paragraph 5(b)(ii) shall not apply to any monetary award from a government-administered whistleblower award program for providing information directly to a government agency.
c.Executive understands and acknowledges that the consideration provided under this Agreement is made for the purpose of settling and extinguishing all claims and rights (and every other similar or dissimilar matter) that Executive ever had or now may have or ever will have against the Released Parties to the extent provided in this Section 5.
d.Executive further understands and acknowledges that:
(i)The release provided for in this Section 5 including claims under the ADEA to and including the date of this Agreement, is in exchange for the additional consideration provided for in this Agreement, to which consideration he was not heretofore entitled;
(ii)He has been advised by the Company to consult with legal counsel prior to executing this Agreement and the release provided for in this Section 5, has had an opportunity to consult with and to be advised by legal counsel of his choice, fully understands the terms of this Agreement, and enters into this Agreement freely, voluntarily and intending to be bound;
(iii)He has been given a period of twenty one (21) days to review and consider the terms of this Agreement and the release contained herein, and that he may use as much of the twenty-one day period as he desires; and
(iv)He may, within seven (7) days after execution, revoke this Agreement. Revocation shall be made by delivering a written notice of revocation to Jonathan Stark, VP Global Labor & Employment, at Diebold Nixdorf, Incorporated, 350 Orchard Ave NE, North Canton, Ohio 44720. For such revocation to be effective, written notice must be actually received by him at the Company no later than the close of business on the seventh day after Executive executes this Agreement. If Executive does exercise his right to revoke this Agreement, all of the terms and conditions of the Agreement shall be of no force and effect, and the Company shall have no obligation to satisfy the terms or make any payment to Executive as set forth in Section 3 of this Agreement.
e.Executive agrees that he waives any claim that he might have to reemployment with the Company, and agrees not to seek future employment with the Company. Executive agrees that the Company has no obligation to employ, hire, or rehire him, or to consider him for hire, and that this right of the Company is purely contractual and is in no way discriminatory or retaliatory.

6.Return of Company Property. Executive hereby reaffirms his obligations to return Company property as set forth in Section 15 of the Separation Agreement.
7.Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing signed by Executive and the Chief Legal Officer of the Company.
8.Entire Agreement. This Agreement and the Separation Agreement shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof and shall supersede all prior verbal or written agreements, covenants, communications, understandings, commitments, representations or warranties, whether oral or written, by any party hereto or any of its representatives pertaining to such subject matter; provided, however, that any Conditions of Employment agreement(s) executed by Executive (the “Conditions”), the Retirement Plans, any other plans described in Section 3 of the Separation Agreement, and any prior agreements pertaining to stock options, bonuses, incentive or other forms of compensation, and any corresponding rights of the Company for breach of any such obligations, shall remain in full force and effect in accordance with their terms. Notwithstanding the foregoing, Executive acknowledged that (a) any change in control or employment agreement to which Executive and the Company are parties (other than the Conditions) terminated as of the date of the Separation Agreement, and all of Executive’s rights under any Company severance plans, programs, policies and arrangements (including, without limitation, the Company’s Senior Leadership Severance Plan) were extinguished as of the date of that Separation Agreement and (b) if there is a conflict between the terms of this Agreement and the Conditions of Employment agreement(s), this Agreement shall govern.
9.Governing Law. Any dispute, controversy, or claim of whatever nature arising out of or relating to this Agreement or breach thereof shall be governed by and under the laws of the State of Ohio.
10.Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall nevertheless remain in full force and effect; except, however, that if any portion of the Release in Section 5 is determined by judicial order to be invalid or unenforceable, then the Company shall have seven days to decide whether (a) to invalidate this entire Agreement, in which case the entire Agreement will be void and Executive will have to pay back all money that Executive already received as severance pay, including but not limited to payments made under Section 3(a) of this Agreement; or (b) to waive its right to invalidate the Agreement and instead, to keep the Agreement valid and fully enforceable, subject to the changes needed to remove or modify the portion of the Release that was judicially determined to be invalid or unenforceable.
11.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Agreement. Electronic transmissions of this Agreement shall be considered originals.
12.Captions and Paragraph Headings. Captions and paragraph headings used herein are for convenience and are not part of this Agreement and shall not be used in construing it.
13.No Admission. Each party hereto understands and acknowledges that this Agreement shall in no way be construed as an admission by either party that it has acted wrongfully or engaged in any violation of law, liability or invasion of any of right, and further that any such violation, liability or invasion is expressly denied by each party.

THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date set forth below.
DIEBOLD NIXDORF, INCORPORATED

/s/ Elizabeth C. Radigan

Date: July 24, 2024

JAMES BARNA

/s/ James Barna

Date: July 22, 2024